Good morning.  It's a pleasure to be here.  I want to thank John [Kartsonas] and the Citigroup team for inviting us to participate.

 This morning I'll be reviewing Norfolk Southern's recent financial performance, with a few observations on current business conditions in the markets we serve.

 The third quarter was an excellent quarter for Norfolk Southern.  We continued improving our financial and operating performance, setting all-time revenue records and equaling our best-ever operating ratio.  We were able to produce these strong results in spite of flat year-over-year volumes and historically high diesel fuel prices.

 Looking out on the remainder of 2006 and into 2007, we see mixed business conditions.  Overall GDP growth is expected to be below 3%, reflecting weakness in housing markets and declining auto production and sales, among other factors. As you know from weekly traffic reports, our carloads in the fourth quarter to date are down modestly from last year, and, accordingly, we expect revenue increases to moderate, reflecting tempered volume growth and tough comparisons with a strong fourth quarter in 2005.  While we still see some economic expansion ahead, it may be less robust than what we experienced in the first half of the year.

Turning to the details of Norfolk Southern's recent financial performance, in the third quarter, revenues increased 11 percent to $2.4 billion.  For the first nine months, revenues increased 13 percent to $7.1 billion.

As shown in this slide, third quarter 2006 marks the 12th consecutive quarter in which NS has increased revenues.  Since 2003 our railway operating revenues have grown more than $700 million.

Carloads in the third quarter were about even with last year, while revenue per unit improved 11%.  For the first nine months, volume grew 3%, which together with a 10% increase in revenue per unit, produced a 13% improvement in railway operating revenues.  The revenue increases for both periods were the result of higher pricing, including fuel surcharges, and favorable changes in traffic mix.

Looking at our individual markets, coal posted all-time high revenues, exceeding third-quarter 2005 despite 3% less volume.  For the year-to-date, revenue of $1.74 billion surpassed 2005 by $147 million.

 Revenue per car for the quarter reached an all-time high as well, increasing 13%, and for the year, revenue per car was 9% ahead of the same period in 2005.  In addition to improved pricing and fuel surcharge coverage, heavier volumes in longer-haul service, particularly to southern utilities, combined with a decline in short-haul river traffic to help boost revenue per shipment.

Drilling into the coal results, for the third quarter, utility coal volume declined in comparison to record volume in the third quarter of 2005.  In contrast to the most recent quarter, NS' coal traffic has increased in 9 of the last 11 quarters.

 Factors in the utility sector in the third quarter included reduced coal burn in our northern region, as cooling-degree days fell.  Volumes to river docks declined as a result of dock outages and short-term challenges with Northern Appalachian coal production.

 A weak market and increased global competition continued to weigh on export volumes, which fell for the quarter and for the nine months.

 Our domestic steel markets fared better and, in total, our metallurgical coal, coke and iron ore sectors improved over third-quarter 2005.  Industrial coal volume declined due to competition from natural gas and diversion to utilities at higher market prices.

 Looking ahead, we expect gains in our Coal business due to easier year-over-year comparisons and stockpile rebuilding, as utilities prepare for the winter heating season.  Export volumes should improve as carryover coal contracts from Australia and Canada have been completed.  We are also pursuing discussions with customers who are experiencing supply difficulties in other regions.

Turning to our merchandise business, revenue of $1.28 billion increased $145 million, or 13%, over third-quarter 2005, despite a slight decline in volume.  Year to-date revenue reached $3.87 billion, a gain of $500 million, or 15%, over the same period last year, with a 1% increase in carloads.  Revenue per car increased 13% for both periods driven by price increases and fuel surcharge revenue.

Within our General Merchandise group, agriculture, consumer products and government volume increased 7% in the third quarter, with revenue up 21%.  This strong performance reflected increased ethanol, corn and government shipments.

 Metals and construction volume was up 6% for the third quarter.  Looking ahead, U.S. mills seem to be reducing production in the face of downturns in the automotive and home appliance industries.

 Paper, clay and forest traffic volume was flat in the third quarter, while revenue was up 13%.  Chemical revenue increased 13% in the third quarter, on a traffic decline of 2%.

 Automotive was our only business group to produce a decline in revenue for the quarter.  Revenue was down $18 million, or 8%, on a 14% decline in shipments.

 Fourth-quarter comparisons for Automotive will be equally difficult due to plant downtime and additional closures.  However, we believe much of the impact for finished vehicles has now been realized in the marketplace and in our current volumes.

Concluding with Intermodal, this market reached its second highest revenue quarter, at $515 million, up 9%.  For the year, revenue of $1.48 billion is up $171 million over 2005.  Revenue per unit was $614, up 8% over third-quarter 2005.

Volume was an all-time high, and shipments were up 2% for the quarter and 6% for the nine months.  Notably, year-over-year volume comparisons have moderated compared to the strong gains that we have seen over the past two years.

Slower revenue growth was due in large part to the continued mix effect of transitioning from trailers to containers and higher volumes of private equipment.

International shipments led gains in the quarter, with an increase of 7%.  However, the growth rate was down compared to the first half of 2006, as we started to lap new contract business acquired in the third and fourth quarters of  2005.  In the fourth quarter, we expect growth in our international segment to further moderate, as we have seen seasonal shipping patterns become less pronounced over the past three years.

 Truckload and domestic volumes were affected in the third quarter by increased motor carrier capacity in the East and reduced automotive and construction shipments throughout our markets, a condition that appears to be continuing in the fourth quarter.

 Premium volume was flat versus third-quarter 2005.  Our LTL volume declined due to a general softening in demand, less transloading at west coast ports, and increased competition from regional carriers.

Triple Crown volume declined 1% for the quarter due to the softening automotive industry in the Midwest.

We expect continued challenges to intermodal growth in the fourth quarter, but remain very confident in future growth.  We are investing not only to improve service levels, but also in strategic capacity initiatives such as the Heartland Corridor, Columbus Rickenbacker Logistics Center, which will look similar to our flagship terminal in Austell, Georgia, pictured here, and a planned expansion at Cleveland in the coming year.

To conclude on revenues, a word about fuel surcharges.  Approximately 60% of the gain in revenue per unit for the third quarter was derived from increased pricing, while 40 percent was related to higher fuel surcharges.  Fuel surcharge provisions presently cover about 92% of total revenues.

In the fourth quarter, we expect the year-over-year revenue-per-unit increase attributable to fuel surcharges to be lower as oil prices decline from second and third quarter levels and are comparable to the fourth quarter of 2005.

Turning to expenses, just as we focus on improving the top line, we have worked to control expenses.  Railway operating expenses for the third quarter were almost $1.7 billion, or 3% percent above last year.  For the nine months, railway operating expenses were $5.1 billion, 8% higher than 2005.

This slide shows operating expense variances for the quarter.  There are two items I want to highlight.  First, diesel fuel costs pushed expenses up by $68 million, or 36%, over third-quarter 2005. The primary reason for the increase was the absence of a $41 million hedge benefit in last year's expenses.  In addition, a higher average price per gallon added $27 million.

Second, Compensation and Benefits costs declined $5 million due to lower stock-based compensation, which decreased $32 million, primarily as a result of the combined effect of a $9 decrease in our stock price in the third quarter compared with a nearly $10 increase in the share price in the quarter a year ago.  This reduction more than offset higher salaries and wages, health and welfare benefit costs and other miscellaneous items.

 So far in the fourth quarter, we have experienced an increase in our share price.  Each dollar increase in our share price results in about one and a half million dollars of additional stock-based compensation expense.

We lowered our third-quarter operating ratio by a full 5.4 percentage points to 70.1 percent, matching our previous quarterly record, which was set in 1997.  For the first nine months, the operating ratio was 72.6 percent, an improvement of 3.1 percentage points compared with 75.7 percent for the same period last year.

Third-quarter income from railway operations climbed 35% to a record $715 million, an increase of $187 million over the same period last year.  For the year-to-date, operating income was $1.9 billion, an increase of $420 million, and a 28% improvement over 2005.

The provision for income taxes for the third quarter was $220 million compared with $140 million last year.  The effective tax rate was 34.6% compared with 31.7% last year.

 For the first nine months, the provision for income taxes was $595 million, compared with $274 million last year.  Last year the provision for income taxes was positively impacted by a $96 million non-cash tax benefit associated with changes in Ohio tax laws.  The effective rate so far this year was 35.2%, compared with 23.0% in 2005.

With record revenue growth and expense control, we have been able to increase our bottom line results significantly.  Third-quarter net income was $416 million, an increase of 38% over last year, which included a $96 million, or 23 cents per share, credit from a change in Ohio tax laws.

 For the first nine months, net income was a record $1.1 billion compared with $919 million last year, an increase of $177 million, or 19%.

The same pattern of improvement is reflected in our diluted earnings per share.  Earnings per share for the third quarter were $1.02, a 40% improvement over the same period in 2005.  For the first nine months, earnings per share were a record $2.62, which was 17% above the $2.24 per share earned a year ago.

Norfolk Southern has a long history of paying a regular dividend to its shareholders, and this will continue to be a principal part of our overall financial strategy.  Our Board of Directors increased the quarterly dividend in July to 18 cents per share, an increase of 13 percent. Our goal is for Norfolk Southern to pay a dividend that is in line with the average dividend yield of the S&P 500.

At the same time, we continue to strengthen our network by making investments in keeping our system in top condition and supporting new business growth. Our 2006 capital expenditures are expected to be just over $1.2 billion, and we anticipate our 2007 capital spending will be about 10 percent higher than this year.

This slide shows our debt-to-total capitalization ratio, which has been reduced over the last six years from 58.1 percent to 40.9 percent as of the end of the third quarter.

Last year our board of directors authorized the repurchase of up to 50 million shares of our common stock through 2015. We initiated our share purchases by buying 1.3 million shares in the first quarter and 2.3 million shares in the second quarter.

 As an indication of our confidence in our company, we repurchased of 17.1 million shares of stock during the third quarter.

 This slide shows how we increased share repurchases concurrent with the decline in our stock price.  When our share price fell to $40 per share in the third quarter, we repurchased $730 million worth of shares, at an average cost of $42.61 per share.

This slide summarizes our business strategy.  It starts with producing a higher-quality, higher-value product based on ever-improving service.  This will allow us to pursue, in turn, higher-value pricing.  We will also seek to grow our business.  We will maintain strict cost discipline. We will strive to increase free cash flow.  In combination, these steps will allow us to create shareholder value.

Thank you and I will now take your questions.